Exhibit 10.21

LEASE

by and between

PARADIGM RESOURCES, L.C.

a Utah limited liability company

as Landlord

and

AMEDICA CORPORATION

as Tenant

615 ARAPEEN DRIVE

SALT LAKE CITY, UTAH

INDEX TO LEASE AGREEMENT: PARADIGM RESOURCES, L.C.

SALT LAKE CITY, UTAH

LEASE AGREEMENT

ARTICLE I. BASIC LEASE PROVISIONS; ENUMERATION OF EXHIBITS

SECTION 1.01 BASIC LEASE PROVISIONS

(A)	DATE: March , 2004

(B)	LANDLORD; PARADIGM RESOURCES, L.C., a Utah limited liability company

(C)	ADDRESS OF LANDLORD FOR NOTICES (Section 16.01): 2733 East Parleys Way, Suite 300, Salt Lake City, UT 84109.

(D)	TENANT: Amedica Corporation, a Delaware “C” corporation (EIN: 841375299)

(E)	ADDRESS OF TENANT FOR NOTICES (Section 16.01); 2116 South Lakeline Drive, Salt Lake City, Utah 84109

(F)	PERMITTED USES (Section 7.01): Amedica is a development stage company of medical implants, focused in orthopedics with patented technologies for materials and processes that will set the standard for the industry.

(G)	TENANT’S TRADE NAME (Exhibit “D” - Sign Criteria): Amedica Corp.

(H)	BUILDING (Section 2.01): Situated at 615 Arapeen Drive, in the City of Salt Lake, County of Salt Lake, State of Utah.

(I)	PREMISES (Section 2.01): That portion of the building at the approximate location outlined on Exhibit “A” known as Suite 302 consisting of approximately 5,197 square feet of gross rentable area. Approximately 16.5288% of such area is Tenant’s proportionate share of common area hallways, restrooms, etc. in the building.

(J)	DELIVERY OF POSSESSION (Section 5.03): On or about April 1, 2004. Preliminary Term begins on Delivery of Possession (Section 4.03). Tenant may choose to occupy portions of the Leased Premises during remodeling.

(K)	RENTAL TERM, COMMENCEMENT AND EXPIRATION DATE (Sections 4.01 & 4.02): The Rental Term shall commence on the earlier of (a) May 1, 2004 or (b) opening of Tenant for business at the Premises, and shall be for a period of five (5) full Lease Years ending April 30, 2009.

(L)	BASE MONTHLY RENT (Section 3.01): Eight Thousand Five Hundred Fifty-Three and 40/100 Dollars ($8,553.40).

(M)	ESCALATIONS IN BASE MONTHLY RENT (Section 3.02): $8,810.00 monthly, commencing May 1, 2005; $9,074.00 monthly, commencing May 1, 2006; $9,347.00 monthly, commencing May 1, 2007; $9,626.93 monthly, commencing May 1, 2008.

(N)	LANDLORD’S SHARE OF OPERATING EXPENSES (Section 3.03): The Base Monthly Rent shall be absolutely net to the Landlord as provided in Section 3.03.

(O)	TENANT’S PRO RATA SHARE OF OPERATING EXPENSES (Section 3.03): Tenant shall be responsible for all operating expenses as defined in Section 3.03. Tenant’s proportionate of Basic Costs shall be 5.70%. Said operating expenses include Basic Costs, Direct Costs, and Metered Costs as defined in Section 3.03 and are currently estimated to be $5.50 per square foot or $2,381.95 monthly.

(P)	UTILITIES AND SERVICES. Subject to the provisions of Section 3.03, 12.01 and 12.02, this Lease provides that the utilities and services shall be paid or reimbursed by Tenant

(Q)	LANDLORD’S CONTRIBUTION TO TENANT’S WORK (Section 6.02): $8.00 per square foot or $41,576.00.

(R)	PREPAID RENT: Eight Thousand Five Hundred Fifty-Three and 40/100 Dollars ($8,553.40) paid upon execution of this Lease to be applied to the first installment(s) of Base Monthly Rent due hereunder.

(S)	EXCESS HOUR UTILITY CHARGES AND HOURS OF OPERATION (Section 12.02): Standard operating hours for the Building shall be 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 .a.m. to 1:00 p.m. on Saturday, excluding holidays. To the extent Tenant operates during any time in excess of those specified above, Tenant shall pay an extra hourly utility charge of $0.20 per hour per 1,000 square feet for lighting and electricity and $3.00 per hour per 1,000 square feet for mechanical/HVAC system for each full or partial hour during which Tenant operates.

(T)	ADJUSTMENTS BASED ON FINAL AREA DETERMINATION: Upon final completion, the Building shall be measured and the actual rentable area of the Premises determined in accordance with standards of Section 2.01. The sums set forth in Sections 1.01(L), (M), (O), (P) and (U) shall then be proportionately adjusted to reflect the actual area of the Premises.

(U)	SECURITY DEPOSIT (Section 26.01): Fifty-Four Thousand and 00/100 Dollars ($54,000.00)

(V)	GUARANTOR’S: Not Applicable.

(W)	GUARANTOR’S ADDRESS: Not Applicable.

(X)	LEASE OF PERSONAL PROPERTY AND EQUIPMENT: Landlord is leasing to Tenant certain items of personal property and equipment (hereinafter “Equipment”), more particularly described on Exhibit “E” attached hereto and by this reference incorporated herein. The lease of the personal property and equipment by Landlord to Tenant shall be coterminous with that of this Lease as a whole, and Tenant shall return the Equipment when this Lease expires or terminates to Landlord in the condition that equipment is in on the Possession Date, reasonable wear and tear accepted.

(Y)	FIRST RIGHT TO LEASE (Section 28.01): Tenant shall have the first right to lease any additional contiguous space on the third floor of the building in accordance with the terms and conditions set forth in Section 28.01 herein. Landlord shall give Tenant written notice of its intent to lease other contiguous space on said third floor, together with the lease terms therefor, and thereafter Tenant shall have five (5) business days after receipt of such notice to elect in writing whether or not to lease the additional space on the terms stated in Landlord’s notice. Failure of Tenant to give written notice accepting or rejecting Landlord’s proposal as set forth above shall be deemed a waiver by Tenant of its first right to lease.

If Tenant does not elect to lease the additional space and Landlord fails to enter into a lease with another tenant within one hundred twenty (120) days from the date of said Landlord notice, then Tenant shall have a reinstated first right to lease the subject space in accordance with the above process.

SECTION 1.02 SIGNIFICANCE OF A BASIC LEASE PROVISION. The foregoing provisions of Section 1.01 summarize for convenience only certain fundamental terms of the Lease delineated more fully in the Articles and Sections referenced therein. In the event of a conflict between the provisions of Section 1.01 and the balance of the Lease, the latter shall control.

SECTION 1.03 ENUMERATION OF EXHIBITS. The exhibits enumerated in this Section and attached to this Lease are incorporated in the Lease by this reference and are to be construed as a part of the Lease.

EXHIBIT “A” - LEASING PLAN SHOWING THE PREMISES

EXHIBIT “B” - LEGAL DESCRIPTION(S)

EXHIBIT “C” - LANDLORD’S WORK

EXHIBIT “D” - TENANT’S WORK

EXHIBIT “E” - PERSONAL PROPERTY AND EQUIPMENT

ARTICLE II. GRANT AND PREMISES

SECTION 2.01 PREMISES. Landlord has heretofore obtained a long-term ground lease covering that certain tract of real property situated in the University of Utah Research Park in Salt Lake City, State of Utah, more particularly described in Exhibit “B” attached hereto, together with certain easement for access rights. (Said tract is hereinafter referred to as the “Property”).

Landlord owns a building on the Property referred to in Section 1.01 (H) (hereinafter the “Building”) suitable for use as office/research and development space, together with related parking facilities and other improvements necessary to enable to the Building to be so used (the Building and related facilities and improvements are hereinafter collectively referred to as the “Improvements).

In consideration for the rent to be paid and covenants to be performed by Tenant, Landlord hereby leases to Tenant, and Tenant leases from Landlord for the Term and upon the terms and conditions herein set forth premises described in Section 1.01(1) (hereinafter referred to as the “Premises” or “Leased Premises”), located in the Building. Gross rentable area measurements herein specified are from the exterior of the perimeter walls of the building to the center of the interior walls. In addition, the factor set forth in Section 1.01(1) has been added to the area as measured above to adjust for Tenant’s proportionate share of common hallways, restrooms, elevators, stairways, etc. in the building.

The exterior walls and roof of the Premises and the areas beneath said Premises are not demised hereunder, and the use thereof together with the right to install, maintain, use, repair, and replace pipes, ducts, conduits, and wires leading through the Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of the building or buildings are hereby reserved to Landlord. Landlord reserves (a) such access rights through the Premises as may be reasonably necessary to enable access by Landlord to the balance of the building and reserved areas and elements as set forth above; and (b) the right to install or maintain meters on the Premises to monitor use of utilities. In exercising such rights, Landlord will use reasonable efforts so as to not commit waste upon the Premises and as far as practicable to minimize annoyance, interference or damage to Tenant when making modifications, additions or repairs.

Subject to the provisions of Article VIII and Section 27.11, Tenant and its customers, agents and invitees have the right to the non-exclusive use, in common with others of such unreserved automobile parking spaces, driveways, footways, and other facilities designated for common use within the Building, except that with respect to non-exclusive areas, Tenant shall cause its employees to park their cars only in areas specifically designated from time to time by Landlord for that purpose. Landlord shall have the right to designate, in its sole business judgment, certain spaces as “customer” parking spaces and Tenant shall use its best efforts to cause its employees not to park in said customer parking.

ARTICLE III. RENT

SECTION 3.01 BASE MONTHLY RENT. Tenant agrees to pay to Landlord the Base Monthly Rent set forth in Section 1.01(L) at such place as Landlord may designate, without prior demand therefor, without offset or deduction and in advance on or before the first day of each calendar month during the Rental Term, commencing on the Rental Commencement Date. In the event the Rental Commencement Date occurs on a day other than the first day of a calendar month, then the Base Monthly Rent to be paid on the Rental. Commencement Date shall include both the Base Monthly Rent for the first full calendar month occurring after the Rental Commencement Date, plus the Base Monthly Rent for the initial fractional calendar month prorated on a per-diem basis (based upon a thirty (30) day month).

SECTION 3.02 ESCALATION. As set forth in Section 1.01(M).

SECTION 3.03 TENANT’S SHARE OF LANDLORD’S EXPENSES.

(a) “Basic Costs” shall mean all reasonable actual costs and expense incurred by Landlord in connection with the ownership, operation, management and maintenance of the Building and Property and related improvements located thereon (the “Improvements”, including, but not limited to, all reasonable expenses incurred by Landlord as a result of Landlord’s compliance with any and all of its obligations under this Lease (or under similar leases with other tenants). In explanation of the foregoing, and not in limitation thereof, Basic Costs shall include: all real and personal property taxes and assessments (whether general or special, known or unknown, foreseen or unforeseen) and any tax or assessment levied or charged in lieu thereof, whether assessed against Landlord and/or Tenant and whether collected from Landlord and/or Tenant; snow removal, trash removal; common area utilities, cost of equipment or devices used to conserve or monitor energy consumption, supplies, insurance, license, permit and inspection fees, cost of services of independent contractors, cost or compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with day-to-day operation, maintenance, repair, and replacement of the Building, its equipment and the adjacent walk, and landscaped area (including, but not limited to janitorial, scavenger, gardening, security, parking, elevator, painting, plumbing, electrical, mechanical, carpentry, window washing, structural and roof repairs and reserves, signing and advertising), but excluding persons performing services not uniformly available to or performed for substantially all Building tenants; and rental expense or a reasonable allowance for depreciation of personal property used in the maintenance, operation and repair of the Building. The foregoing notwithstanding, Basic Costs shall not include depreciation on the Building and . Improvements; amounts paid toward principal or interest of loans of Landlord; nor “Direct Costs” as defined in Section 3.03 (b). Tenant shall pay its Proportionate Share of Basic Costs. “Tenant’s Proportionate Share of Basic Costs” shall mean the percentage derived from a fraction, the numerator of which is the gross rentable area of the Premises as set forth in Section 1.01(1) and the denominator of which is the gross rentable square footage of the Building (90,159 s.f.). Tenant’s Proportionate Share of Basic Costs initially is set forth in Section 1.01 (O), subject to increase or decrease due to increases or decreases in the gross rentable square footage of the Premises and/or the Building.

(b) “Direct Costs” shall mean all actual costs and expenses incurred by Landlord in connection with the operation, management, maintenance, replacement, and repair of the Premises, including but not limited to janitorial services, maintenance, repairs, supplies, utilities, heating, ventilation, air conditioning, and property management fees, which property management fees shall not exceed standard fees for agency management of similar buildings. If any category of Directs Costs can only be determined on a Building wide basis, Tenant’s proportionate share of any such category of Direct Costs will be based on the same percentage established for Tenant’s Proportionate Share of Basic Costs.

(c) Landlord may cause meters or monitors to be installed to measure actual electrical and ventilation/air conditioning usage in the Premises by Tenant. “Metered Costs” shall mean the actual cost of such usage. If such meters are installed, Tenant shall pay Landlord monthly, as Additional Rent, the estimated costs of such metered electrical and ventilation/air conditioning usage. If the costs of ventilation/air conditioning usage are not separately metered for tenants in the Building said costs shall be considered Direct Costs and shall be calculated as set forth in 3.03(a).

(d) “Estimated Costs” shall mean the projected amount of Direct Costs, Metered Costs and Proportionate Share of Basic Costs. The Estimated Costs for the calendar year in which the Lease commences are set forth in Section 1.01(O), and are not included in the Base Monthly Rent. If the Estimated Costs as of the date Tenant takes occupancy are greater than the Estimated Costs at the time this Lease is executed, the Estimated Costs shall be increased to equal the Estimated Costs as of the date of Tenant’s, occupancy.

SECTION 3.04 REPORT OF COSTS AND STATEMENT OF ESTIMATED COSTS.

(a) After the expiration of each calendar year occurring during the term of this Lease, Landlord shall furnish Tenant a written statement (“Annual Report of Costs”) of the Tenant’s actual Direct Costs, Metered Costs and Proportionate Share of Basic Costs occurring during the previous calendar year. The Annual Report of Costs shall specify the amount by which said actual costs for the previous year exceeds or is less than the amounts paid by Tenant as Estimated Costs during the previous calendar year.

(b) At the same time specified in Section 3.04 (a), Landlord shall furnish Tenant a written statement of the Estimated Costs for the then current calendar year (“Annual Statement of Estimated Costs.”)

SECTION 3.05 PAYMENT OF ADDITIONAL RENT. Tenant shall pay additional rent (“Additional Rent”) as follows:

(a) With each monthly payment of Base Monthly Rent pursuant to Section 3.01 above, Tenant shall pay to Landlord, without offset or deduction, one-twelfth (1/12th) of the Annual Statement of Estimated Costs. If at any time Landlord obtains information that indicates that any of the categories of cost comprising Estimated Costs are significantly different than as calculated in the Annual Statement of Estimated Costs then in effect, Landlord may amend said Statement in order to reflect a more accurate prediction of the actual costs that will be incurred during the calendar year, and Tenant will pay amended Additional Rent consistent with said amended Statement.

(b) Within thirty (30) days after delivery of the Annual Report of Costs, Tenant shall pay to Landlord the amount by which Direct Costs, Metered Costs and Proportionate Share of Basic Costs, as specified in the Report, exceed the aggregate of Estimated Costs actually paid by Tenant as Additional Rent for the year at issue.

(c) If the Annual Report of Costs indicates that the Estimated Costs paid by Tenant exceeded the actual Direct Costs, Metered Costs and Proportionate Share of Basic Costs for the same year, Landlord, at its sole election, shall either (i) pay the amount of such excess to Tenant, or (ii) apply such excess against the next installment(s) of Base Monthly Rent and/or Additional Rent due hereunder and so notify Tenant.

SECTION 3.06 TAXES.

(a) Landlord shall advance all real property taxes and assessments (all of which are hereinafter collectively referred to as “Taxes”) which are levied against or which apply with respect to the Premises to be reimbursed by Tenant as a part of Basic Costs.

(b) Tenant shall prior to delinquency pay all taxes, assessments, charges, and fees which during the Rental Term hereof may be imposed, assessed, or levied by any governmental or public authority against or upon Tenant’s use of the Premises or any inventory, personal property, fixtures or equipment kept or installed, or permitted to be located therein by Tenant.

SECTION 3.07 PAYMENTS. All payments of Base Monthly Rent, Additional Rent and other payments to be made to Landlord shall be made on a timely basis and shall be payable to Landlord or as Landlord may otherwise designate. All such payments shall be mailed or delivered to Landlord’s principal office set forth in Section 1.01(C), or at such other place as Landlord may designate from time to time in writing. If mailed, all payments shall be mailed in sufficient time and with adequate postage thereon to be received in Landlord’s account by no later than the due date for such payment. If Tenant shall fail to pay any Base Monthly Rent or any additional rent or any other amounts or charges when due, Tenant shall pay interest from the due date of such past due amounts to the date of payment, both before and after judgment at a rate equal to the greater of fourteen (14%) percent per annum or two (2%) percent over the

“prime” or “base” rate charged by Zions First National Bank of Utah at the due date of such payment; provided. however, that in any case the maximum amount or rate of interest to be charged shall not exceed the maximum non-usurious rate in accordance with applicable law. Notwithstanding the foregoing, and not more than twice per calendar year, Landlord shall give Tenant a ten (10) day written notice of its failure to pay any sums due hereunder prior to exercising its rights pursuant to this Section.

ARTICLE IV. RENTAL TERM, COMMENCEMENT DATE & PRELIMINARY TERM

SECTION 4.01 RENTAL TERM. The initial term of this Lease shall be for the period defined as the Rental Term in Section 1.01(K), plus the partial calendar month, if any, occurring after the Rental Commencement Date (as hereinafter defined) if the Rental Commencement Date occurs other than on the first day of a calendar month. “Lease Year” shall include twelve (12) calendar months, except that first Lease Year will also include any partial calendar month beginning on the Rental Commencement Date.

SECTION 4.02 RENTAL COMMENCEMENT DATE. The Rental Term of this Lease and Tenant’s obligation to pay rent hereunder shall commence as set forth in Section 1.01(K) (the “Rental Commencement Date”). Within five (5) days after Landlord’s request to do so, Landlord and Tenant shall execute a written affidavit, in recordable form, expressing the Rental Commencement Date and the termination date, which. affidavit shall be deemed to be part of this Lease.

SECTION 4.03 PRELIMINARY TERM. The period between the date Tenant enters upon the Premises and the commencement of the Rental Term will be designated as the “preliminary term” during which no Base Monthly Rent shall accrue; however, other covenants and obligations of Tenant shall be in full force and effect. Delivery of possession of the Premises to Tenant as provided in Section 5.03 shall be considered “entry” by Tenant and commencement of “preliminary term”.

ARTICLE V. CONSTRUCTION OF PREMISES

SECTION 5.01 CONSTRUCTION BY LANDLORD. Landlord has constructed the Building in which the Premises are located. The Premises are constructed substantially in accordance with Outline Specifications entitled “Landlord’s Work” marked Exhibit “C attached hereto and made a part hereof. It is understood and agreed by Tenant that no minor changes from any plans or from said Outline Specifications made necessary during construction of the Premises or the Building shall affect or change this Lease or invalidate same.

SECTION 5.02 CHANGES AND ADDITIONS BY LANDLORD. Landlord hereby reserves the right at any time, and from time to time, to make alterations or additions to, and to build additional stories on the Building in which the Premises are contained and to build adjoining the same and to modify the existing parking or other common areas to accommodate additional buildings. Landlord also reserves the right to construct other buildings or improvements in the Building area from time to time, on condition that if the Building area is expanded so as to include any additional buildings, Landlord agrees to create or maintain a parking ratio adequate to meet local laws and ordinances, including the right to add land to the Building or to erect parking structures thereon.

SECTION 5.03 DELIVERY OF POSSESSION. Except as hereinafter provided, Landlord shall deliver the Premises to Tenant ready for Tenant’s Work on or before the date set forth in Section 1.01(J). The Premises shall be deemed as ready for delivery when Landlord shall have substantially completed construction of the portion of the said Premises to be occupied exclusively by Tenant, in accordance with Landlord’s obligations set forth in Exhibit “C”. Landlord shall, from time to time during the course of construction, provide information to Tenant concerning the progress of construction of said Premises, and will give written notice to Tenant when said Premises are in fact ready for Tenant’s Work. Notwithstanding the foregoing, Landlord shall have the right to extend the date for delivery of possession of the Premises for a period of three one (1) month periods by notice in writing given to Tenant any time prior to said delivery date. If any disputes shall arise as to the Premises being ready for delivery of possession, a certificate furnished by Landlord’s architect in charge so certifying shall be conclusive and binding of that fact and date upon the parties. It is agreed that by occupying the Premises as a tenant, Tenant formally accepts the same and acknowledges that the Premises are in the condition called for hereunder, except for items specifically excepted in writing at date of occupancy as “incomplete”.

ARTICLE VI. TENANT’S WORK & LANDLORD’S CONTRIBUTION

SECTION 6.01 TENANT’S WORK. Tenant agrees to provide all work of whatsoever nature in accordance with its obligations set forth in Exhibit “D”. Tenant agrees to furnish Landlord, within the time periods required in Exhibit “D”, with a complete and detailed set of plans and specifications drawn by some qualified person acceptable to Landlord setting forth and describing Tenant’s Work in such detail as Landlord may require and in compliance with Exhibit “D”, unless this requirement be waived in writing by Landlord. If said plans and specifications are not so furnished by Tenant within the required time periods, then Landlord may, at its option, in addition to other remedies Landlord may enjoy, cancel this Lease at any time thereafter while such plans and specifications have not been so furnished. No deviation from the final set of plans and specifications once submitted to and approved by Landlord, shall be made by Tenant without Landlord’s prior written consent. Landlord shall have the right to approve Tenant’s architect and contractor to be used in performing Tenant’s Work, and the right to require and approve insurance or bonds provided by Tenant or such contractors. In due course after completion of Tenant’s Work, Tenant shall certify to Landlord the itemized cost of Tenant improvements and fixtures located upon the Premises.

SECTION 6.02 LANDLORD CONTRIBUTION TO TENANT’S WORK. In addition to Landlord Work to be completed pursuant to Exhibit “C”, Landlord shall contribute the amount set forth in Section 1.01(Q) toward Tenant’s Work set forth in Exhibit “D”.

ARTICLE VII. USE

SECTION 7.01 USE OF PREMISES. Tenant shall use the Premises solely for the purpose of conducting the business indicated in Section 1.01(F) and for purposes ordinarily incidental to such use and only for such purposes and in such manner as are permitted both by the Protective Covenants relating to the University of Utah Research Park and by any existing legislation concerning the Research Park. Tenant shall not make any use of the Premises which might cause cancellation or an increase in the cost of any insurance policy covering the same. Tenant shall not make any use of the Leased Premises any article, item, or thing which is prohibited by the standard form of fire insurance policy. Tenant shall not commit any waste upon the Leased Premises and shall not conduct or allow any business activity, or thing on the Leased Premises which is an annoyance or causes damage to Landlord, to other sub-tenants, occupants, or users of the Improvements, or to occupants of the vicinity. Tenant shall comply with and abide by all laws, ordinances, and regulations of all municipal, county, state, and federal authorities which are now in force or which may hereafter become effective with respect to use and occupancy of the Premises. Landlord represents that to the best of its knowledge and understanding, that upon delivery of possession as set forth in Section 5.03, the Building will comply with all currently applicable laws, ordinances and regulations of municipal, county, state and federal authorities.

SECTION 7.02 HAZARDOUS SUBSTANCES.

(a) Landlord shall be responsible for removal of any Hazardous Substances that existed at the Project prior to construction or any that Landlord has or does install at the Premises or Building. After reasonable inquiry, Landlord is not aware of any existing Hazardous Substances within the Project areas.

(b) Tenant shall not use, produce, store, release, dispose or handle in or about the Leased Premises or transfer to or from the Leased Premises (or permit any other party to do such acts) any Hazardous Substance except in compliance with all applicable Environmental Laws. Tenant shall not construct or use any improvements, fixtures or equipment or engage in any act on or about the Leased Premises that would require the procurement of any license or permit pursuant to any Environmental Law. Tenant shall immediately notify Landlord of (i) the existence of any Hazardous Substance on or about the Leased Premises that may be in violation of any Environmental Law (regardless of whether Tenant is responsible for the existence of such Hazardous Substance), (ii) any proceeding or investigation by any governmental authority regarding the presence of any Hazardous Substance on the Leased Premises or the migration thereof to or from any other property, (iii) all claims made or threatened by any third party against Tenant relating to any loss or injury resulting from any Hazardous Substance, or (iv) Tenant’s notification of the National Response Center of any release of a reportable quantity of a Hazardous Substance in or about the Leased Premises. “Environmental Laws” shall mean any federal, state or local statute, ordinance, rule, regulation or guideline pertaining to health, industrial hygiene, or the environment, including without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act; “Hazardous Substance” shall mean all substances, materials and wastes that are or become regulated, or classified as hazardous or toxic, under any Environmental Law. If it is determined that any Hazardous Substance exists on the Leased Premises resulting from any act of Tenant or its employees, agents, contractors, licensees, subtenants or customers, then Tenant shall immediately take necessary action to cause the removal of said substance and shall remove such within ten (10) days after discovery. Notwithstanding the above, if the Hazardous Substance is of a nature that can not be reasonably removed within ten (10) days Tenant shall not be in default if Tenant has commenced to cause such removal and proceeds diligently thereafter to complete removal, except that in all cases, any

Hazardous Substance must be removed within sixty (60) days after discovery thereof. Furthermore, notwithstanding the above, if in the good faith judgment of Landlord, the existence of such Hazardous Substance creates an emergency or is of a nature which may result in immediate physical danger to persons at the Property, Landlord may enter upon the Leased. Premises and remove such Hazardous Substances and charge the cost thereof to Tenant as Additional Rent.

ARTICLE VIII. OPERATION AND MAINTENANCE OF COMMON AREAS

SECTION 8.01 CONSTRUCTION AND CONTROL OF COMMON AREAS. All automobile parking areas, driveways, entrances and exits thereto, and other facilities furnished by Landlord in or near the buildings or Building, including if any, employee parking areas, truck ways, loading docks, mail rooms or mail pickup areas, pedestrian sidewalks and hallways, landscaped areas, retaining walls, stairways, elevators, utility rooms, restrooms and other areas and improvements provided by Landlord for the general use in common tenants, their officers, agents, employees and customers, shall at all times be subject to the exclusive control and management of Landlord which shall have the right from time to time to establish, modify and enforce reasonable Rules and Regulations with respect to all facilities and areas mentioned in this Section. Landlord shall have the right to construct, maintain and operate lighting and drainage facilities on or in all said areas and improvements; to police the same, from time to time to change the area, level, location and arrangement of parking areas and other facilities hereinabove referred to; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to close temporarily all or any portion of said areas or facilities to such extent as may, in the opinion of counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to assign “reserved” parking spaces for exclusive use of certain tenants or for customer parking, to discourage non-employee and non-customer parking; and to do and perform such other acts in and to said areas and improvements as, in the exercise of good business judgment, the Landlord shall determine to be advisable with a view toward maintaining of appropriate convenience uses, amenities, and for permitted uses by tenants, their officers, agents, employees and customers. Landlord will operate and maintain the common facilities referred to above in such a manner as it, in its sole discretion, shall determine from time to time. Without limiting the scope of such discretion, Landlord shall have the full right and authority to employ all personnel and to make all Rules and Regulations pertaining to and necessary for the proper operation, security and maintenance of the common areas and facilities. Building and/or project signs, traffic control signs and other signs determined by Landlord to be in best interest of the Building, will be considered part of common area and common facilities.

SECTION 8.02 LICENSE. All common areas and facilities not within the Premises, which Tenant may be permitted to use and occupy, are to be used and occupied under a revocable license, and if the amount of such areas be diminished, Landlord shall not be subject to any liabilities nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such diminution of such areas be deemed constructive or actual eviction, so long as such revocations or diminutions are deemed by Landlord to serve the best interests of the Building.

ARTICLE IX. ALTERATIONS, SIGNS, LOCKS & KEYS

SECTION 9.01 ALTERATIONS. Tenant shall not make or suffer to be made any alterations or additions to the Premises or any part thereof without the prior written consent of Landlord. Any additions to, or alterations of the Premises except movable furniture, equipment and trade fixtures shall become a part of the realty and belong to Landlord upon the termination of Tenant’s lease or renewal term or other termination or surrender of the Premises to Landlord.

SECTION 9.02 SIGNS. Tenant shall not place or suffer to be placed or maintained on any exterior door, wall or window of the Premises, or elsewhere in the Building, any sign, awning, marquee, decoration, lettering, attachment, canopy, advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Premise without first obtaining Landlord’s written approval. Tenant shall maintain such sign, awning, canopy, decoration, lettering, advertising matter or other things as may be approved in good condition and repair at all times. Landlord may, at Tenant’s cost, and without liability to Tenant, enter the Premises and remove any item erected in violation of the Section 9.02. Landlord may establish rules and regulations governing the size, type and design of all signs, decorations, etc., and Tenant agrees to abide by same.

SECTION 9.03 LOCKS AND KEYS.

(a) The building shall be equipped with an electronic card access system at entrance to building as well as primary doors of the Leased Premises. Landlord shall issue, monitor, and program key cards for Tenant and Tenant’s employees, as reasonably needed. When employment relationships change, Tenant shall cooperate to attempt to retrieve said key cards from employees leaving Tenant.

(b) Where key access exists, Tenant may change locks or install other locks on doors, but if Tenant does, Tenant must provide Landlord with duplicate keys within twenty four hours after said change or installation.

(c) Upon termination of this Lease Tenant shall deliver to Landlord all cards and keys to the Premises including any interior offices, toilet rooms, combinations to built-in safes, etc. which shall have been furnished to or by the Tenant or are in the possession of the Tenant.

ARTICLE X. MAINTENANCE AND REPAIRS; ALTERATIONS; ACCESS

SECTION 10.01 LANDLORD’S OBLIGATION FOR MAINTENANCE. Landlord shall maintain and repair: (1) the areas outside the Premises including hallways, stairways, elevators, public restrooms, if any, general landscaping, parking areas, driveways and walkways; (2) the Building structure including roof, exterior walls, and foundation; and (3) all plumbing, electrical, heating, and air conditioning systems. However, if the need for such repairs or maintenance results from any careless, wrongful or negligent act or omission of Tenant, Tenant shall pay the entire cost of any such repair or maintenance including a reasonable charge to cover Landlord’s supervisory overhead. Landlord shall not be obligated to repair any damage or defect until receipt of written notice from Tenant of the need of such repair and Landlord shall have a reasonable time after receipt of such notice in which to make such repairs. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Premises or in the building of which the Premises are a part or of defects therein or in any fixtures or equipment provided by Landlord.

SECTION 10.02 TENANT’S OBLIGATION FOR MAINTENANCE.

(a) Tenant shall provide its own janitorial service and keep and maintain the Premises including the interior wall surfaces and windows, floors, floor coverings and ceilings in a clean, sanitary and safe condition in accordance with the laws of the State and in accordance with all directions, rules and regulations of the health officer, fire marshall, building inspector, or other proper officials of the governmental agencies having jurisdiction, at the sole cost and expense of Tenant, and Tenant shall comply with all requirements of law, ordinance and otherwise, affecting said Premises.

(b) Tenant shall pay, when due, all claims for labor or material furnished, for work under Sections 9.01, 9.02 and 10.02 hereof, to or for Tenant at or for use in the Premises, and shall bond such work if reasonably required by Landlord to prevent assertion of claims against Landlord.

(c) Tenant agrees to be responsible for all furnishings, fixtures and equipment located upon the Premises from time to time and shall replace carpeting within the Premises if same shall be damaged by tearing, burning, or stains resulting from spilling anything on said carpet, reasonable wear and tear accepted. Tenant further agrees to use chairmats or floor protectors wherever it uses chairs with wheels or casters on carpeted areas.

SECTION 10.03 SURRENDER AND RIGHTS UPON TERMINATION.

(a) This Lease and the tenancy hereby created shall cease and terminate at the end of the Rental Term hereof, or any extension or renewal thereof, without the necessity of any notice from either Landlord or Tenant to terminate the same, and Tenant hereby waives notice to vacate the Premises and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting summary recovery of possession of Premises from a Tenant holding over to the same extent as if statutory notice has been given.

(b) Upon termination of this Lease at any time and for any reason whatsoever, Tenant shall surrender and deliver up the Premises to Landlord in the same condition as when the Premises were delivered to Tenant or as altered as provided in Section 9.01, ordinary wear and tear excepted. Upon request of Landlord, Tenant shall promptly remove all personal property from the Premises and repair any damage caused by such removal. Obligations under this Lease relating to events occurring or circumstances existing prior to the date of termination shall survive the expiration or other termination of the Rental Term of this Lease. Liabilities accruing after date of termination are defined in Sections 13.05, 19.01 and 19.02.

ARTICLE XI. INSURANCE AND INDEMNITY

SECTION 11.01 LIABILITY INSURANCE AND INDEMNITY. Tenant shall, during all terms hereof, keep in full force and effect a policy of public bodily injury and property damage liability insurance with respect to the Premises, with a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence. The policy shall name Landlord,

Property Manager (i.e., Woodbury Corporation) and any other persons, firms or corporations designated by Landlord and Tenant as insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord ten (10) days prior written notice. Such insurance shall include an endorsement permitting Landlord and Property Manager to recover damage suffered due to act or omission of Tenant, notwithstanding being named as an additional “Insured party” in such policies. Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor. The insurance shall be with an insurance company approved by Landlord and a copy of the paid-up policy evidencing such insurance or a certificate of insurer certifying to the issuance of such policy shall be delivered to Landlord. If Tenant fails to provide such insurance, Landlord may do so and charge same to Tenant.

Tenant will indemnify, defend and hold Landlord harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises or from the occupancy or use by Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, sublessees, concessionaires or business invitees unless caused by the negligence of Landlord and to the extent not covered by its fire, casualty and liability insurance. In case Landlord shall, without fault of its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney fees incurred or paid by either in defending itself or enforcing the covenants and agreements of this Lease.

SECTION 11.02 FIRE AND CASUALTY INSURANCE.

(a) Subject to the provisions of this Section 11.02, Landlord shall secure, pay for, and at all times during the terms hereof maintain, insurance providing coverage upon the building improvements in an amount equal to the full insurable value thereof (as determined by Landlord) and insuring against the perils of fire, extended coverage, vandalism, and malicious mischief. All insurance required hereunder shall be written by reputable, responsible companies licensed in the State of Utah. Tenant shall have the right, at its request at any reasonable time, to be furnished with copies of the insurance policies then in force pursuant to this Section, together with evidence that the premiums therefor have been paid.

(b) Tenant agrees to maintain at its own expense such fire and casualty insurance coverage as Tenant may desire or require in respect to Tenant’s personal property, equipment, furniture, fixtures or inventory and Landlord shall have no obligation in respect to such insurance or losses. All property kept or stored on the Premises by Tenant or with Tenant’s permission shall be so done at Tenant’s sole risk and Tenant shall indemnify Landlord against and hold it harmless from any claims arising out of loss or damage to same.

(c) Tenant will not permit said Premises to be used for any purpose which would render the insurance thereon void or cause cancellation thereof or increase the insurance risk or increase the insurance premiums in effect just prior to the commencement of this Lease. Tenant agrees to pay as additional rent the total amount of any increase in the insurance premium of Landlord over that in effect prior to the commencement of this lease resulting from Tenant use of the Premises. If Tenant installs any electrical or other equipment which overloads the lines in the Premises, Tenant shall at its own expense make whatever changes are necessary to comply with the requirements of Landlord’s insurance.

(d) Tenant shall be responsible for all glass breakage from any cause whatsoever and agrees to immediately replace all glass broken or damaged during the terms hereof with glass of the same quality as that broken or damaged. Landlord may replace, at Tenant’s expense, any broken or damaged glass if not replaced by Tenant within five (5) days after such damage.

SECTION 11.03 WAIVER OF SUBROGATION. Each party hereto does hereby release and discharge the other party hereto and any officer, agent, employee or representative of such party, of and from any liability whatsoever hereafter arising from loss, damage or injury caused by fire or other casualty for which insurance (permitting waiver of liability and containing a waiver of subrogation) is carried by the injured party at the time of such loss, damage or injury to the extent of any recovery by the injured party under such insurance.

ARTICLE XII. UTILITY CHARGES

SECTION 12.01 OBLIGATION OF LANDLORD. Subject to the terms of Section 3.03 and unless otherwise agreed in writing by the parties, during the term of this Lease the Landlord shall cause to. be furnished to the Premises during standard business hours (7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday), except Holidays, the following utilities and services, the cost and expense of which shall be included in Direct Costs, Metered Costs and/or Basic Costs as appropriately categorized by the Landlord:

(a) Electricity, water, gas and sewer service.

(b) Telephone connection, but not including telephone stations and equipment (it being expressly understood and agreed that Tenant shall be responsible for the ordering and installation of telephone lines and equipment which pertain to the Premises).

(c) Heat and air-conditioning to such extent and to such levels as, in Landlord’s judgment, is reasonably required for the comfortable use and occupancy of the Premises subject however to any limitations imposed by University Research Park or any government agency. The parties agree and understand that the above heat and air-conditioning will be provided Monday through Friday from 7:00 a.m. to 6:00 p.m. and Saturday from 8:00 a.m. to 1:00 p.m.

(d) Snow removal and parking lot sweeping services.

(e) Elevator service.

SECTION 12.02 OBLIGATIONS OF TENANT. Tenant shall arrange for and shall pay the entire cost and expense of all telephone stations, equipment and use charges, electric light bulbs (but not fluorescent bulbs used in fixtures originally installed in the Premises) and all other materials and services not expressly required to be provided and paid for pursuant to the provisions of Section 12.01 above. Tenant covenants to use good faith efforts to reasonably conserve utilities by turning off lights and equipment when not in use and taking such other reasonable actions in accordance with sound standards for energy conservation. Landlord reserves the right to separately meter or otherwise monitor any utility usage and to separately charge Tenants for its own utilities, in which case an equitable adjustment shall be made to Base Rental and Tenant’s share of Operating Expenses as set forth in this Lease. Additional limitations of Tenant are as follows:

(a) Tenant will not, without the written consent of Landlord, which consent shall not be unreasonably withheld, use any apparatus or device on the Premises (including but without limitation thereto, electronic data processing machines, punch card machines or machines using current in excess of 208 volts) which will in any way or to any extent increase the amount of electricity or water usually furnished or supplied for use on the Premises for the use designated in Section 7.01 above, nor connect with electrical current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device, for the purposes of using electric current or water.

(b) If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Premises, or for purposes other than those designated in Section 7.01 above, Tenant shall first procure the written consent of Landlord for the use thereof, which consent Landlord may refuse and/or Landlord may cause a water meter or electric current meter to be installed in the Leased Premises, so as to measure the amount of water and/or electric current consumed for any such use. The cost of such meters and of installation maintenance, and repair thereof shall be paid for by Tenant and Tenant agrees to pay Landlord promptly upon demand by Landlord for all such water and electric current consumed as shown by said meters, at the rates charged for such service by the City in which the Building is located or the local public utility, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed.

(c) If and where heat generating machines devices are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the, right to install additional or supplementary air conditioning units for the Premises, and the entire cost of installing, operating, maintaining and repairing the same shall be paid by Tenant to Landlord promptly after demand by Landlord.

To the extent that Tenant operates hours in excess of the stated standard business hours, Tenant may cause Landlord to provide services set forth in Section 12.01 (a), (b), (c) and (e) above; however, Tenant shall pay extra hourly utility charges as set forth in Section 1.01(S) herein. If electricity is metered pursuant to Section 3.03(c), then Tenant shall not be required to extra electrical charges as electrical usage during “excess hours” will be metered and charged to Tenant in any case.

SECTION 12.03 LIMITATIONS ON LANDLORDS LIABILITY. Landlord shall not be liable for and Tenant shall not be entitled to terminate this Lease or to effectuate any abatement or reduction of rent by reason of Landlord’s failure to provide or furnish any of the foregoing utilities or services if such failure was reasonably beyond the control of Landlord.

ARTICLE XIII. OFF-SET STATEMENT, ATTORNMENT AND SUBORDINATION

SECTION 13.01 OFF-SET STATEMENT. Tenant agrees within ten (10) days after request therefor by Landlord to execute in recordable form and deliver to Landlord a statement in writing, certifying

(a) that this Lease is in full force and effect,

(b) the date of commencement of the Rental Term of this Lease,

(c) that rent is paid currently without any off-set or defense thereto,

(d) the amount of rent, if any paid in advance, and

(e) that there are no uncured defaults by Landlord or stating those claimed by Tenant.

SECTION 13.02 ATTORNMENT. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

SECTION 13.03 SUBORDINATION. Tenant agrees that this Lease shall, at the request of Landlord, be subordinate to any first mortgages or deeds of trust that may hereafter be placed upon said Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided the mortgagees or trustees named in said mortgages or deeds of trust shall agree to recognize the Lease of Tenant in the event of foreclosure, if Tenant is not in default.

SECTION 13.04 MORTGAGEE SUBORDINATION. Tenant hereby agrees that this Lease shall, if at any time requested by Landlord or any lender in respect to Landlord’s financing of the building or project in which the. Premises are located or any portion hereof, be made superior to any mortgage or deed of trust that may have preceded such Lease.

SECTION 13.05 REMEDIES. Tenant hereby irrevocably appoints Landlord as attorney-in-fact for the Tenant with full power and authority to execute and deliver in the name of the Tenant any such instruments described in this Article XIII upon failure of the Tenant to execute and deliver any of the above instruments within fifteen (15) days after written request so to do by Landlord; and such failure shall constitute a breach of this Lease entitling the Landlord, at its option, to cancel this Lease and terminate the Tenant’s interest therein.

ARTICLE XIV. ASSIGNMENT

SECTION 14.01 ASSIGNMENT. Tenant may assign or sublet all or any portion of the Premises, or any part thereof, provided that Tenant shall maintain continuing liability for all obligations under this Lease.

ARTICLE XV. WASTE OR NUISANCE

SECTION 15.01 WASTE OR NUISANCE. Tenant shall not commit or suffer to be committed any waste upon the Premises, or any nuisance or other act or thing which may disturb the quite enjoyment of any other tenant in the building in which the Premises maybe located, or elsewhere within the Building.

ARTICLE XVI. NOTICES

SECTION 16.01 NOTICES. Except as provided in Section 19.01, any notice required or permitted hereunder to be given or transmitted between the parties shall be either personally delivered, or mailed postage prepaid by registered mail, return receipt requested, addressed if to Tenant at the address set forth in Section 1.01(E), and if to Landlord at the address set forth in Section 1.01(C). Either party may, by notice to the other given as prescribed in this Section 16.01, change its above address for any future notices which are mailed under this Lease.

ARTICLE XVII. DESTRUCTION OF THE PREMISES

SECTION 17.01 DESTRUCTION.

(a) If the Premises are partially or totally destroyed by fire or other casualty insurable under standard fire insurance policies with extended coverage endorsement so as to become partially or totally untenantable, the same shall be repaired or rebuilt as speedily as practical under the circumstances at the expense of the Landlord, unless Landlord elects not to repair or rebuild as provided in Subsection (b) of this Section 17.01. During the period required for restoration, a just and proportionate part of Base Rent, additional rent and other charges payable by Tenant hereunder shall be abated until the Premises are repaired or rebuilt.

(b) If the Premises are (I) rendered totally untenantable by reason of an occurrence described in Subsection (a), or (II) damaged or destroyed as a result of a risk which is not insured under Landlord’s fire insurance policies, or (III) at least twenty percent (20%) damaged or destroyed during the last two years of the Rental Term, or (IV) if the Building is damaged in whole or in part (whether or not the Premises are damaged), to such an extent that Tenant cannot practically use the Premises for its intended purpose, then and in any such events Landlord may at its option terminate this Lease Agreement by notice in writing to the Tenant within sixty (60) days after the date of such occurrence. Unless Landlord gives such notice, this Lease Agreement will remain in full force and effect and Landlord shall repair such damage at its expense as expeditiously as possible under the circumstances. Should Landlord fail to rebuild within six the earlier of (6) months of the insurance claim settlement or one year, then Tenant shall have the option to terminate the Lease with thirty (30) days’ prior written notice to Landlord.

(c) If Landlord should elect or be obligated pursuant to Subsection (a) above to repair or rebuild because of any damage or destruction, Landlord’s obligation shall be limited to the original Building any other work or improvements which may have been originally performed or installed at Landlord’s expense. If the cost of performing Landlord’s obligation exceeds the actual proceeds of insurance paid or payable to Landlord on account of such casualty, Landlord may terminate this Lease Agreement unless Tenant, within fifteen (15) days after demand therefor, deposits with Landlord a sum of money sufficient to pay the difference between the cost of repair and the proceeds of the insurance available for such purpose. Tenant shall replace all work and improvements not originally installed or performed by Landlord at its expense.

(d) Except as stated in this Article XVII, Landlord shall not be liable for any loss or damage sustained by Tenant by reason of casualties mentioned hereinabove or any other accidental casualty.

ARTICLE XVIII. CONDEMNATION

SECTION 18.01 CONDEMNATION. As used in this Section the term “Condemnation Proceeding” means any action or proceeding in which any interest in the Premises or Building is taken for any public or quasi-public purpose by any lawful authority through exercise of the power of eminent domain or right of condemnation or by purchase or otherwise in lieu thereof. If the whole of the Premises is taken through Condemnation Proceedings, this Lease shall automatically terminate as of the date possession is taken by the condemning authority. If in excess of twenty-five (25%) percent of the Premises is taken, either party hereto shall have the option to terminate this Lease by giving the other written notice of such election at any time within thirty (30) days after the date of taking. If less than twenty-five (25%) percent of the space is taken and Landlord determines, in Landlord’s sole discretion, that a reasonable amount of reconstruction thereof will not result in the Premises or the Building becoming a practical improvement reasonably suitable for use for the purpose for which it is designed, then Landlord may elect to terminate this Lease Agreement by giving thirty (30) days written notice as provided hereinabove. In all other cases, or if neither party exercises its option to terminate, this Lease shall remain in effect and the rent payable hereunder from and after the date of taking shall be proportionately reduced in proportion to the ratio of: (I) the area contained in the Premises which is capable of occupancy after the taking; to (II) the total area contained in the Premises which was capable of occupancy prior to the taking. In the event of any termination or rental reduction provided for in this Section, there shall be a proration of the rent payable under this Lease and Landlord shall refund any excess theretofore paid by Tenant. Whether or not this Lease is terminated as a consequence of Condemnation Proceedings, all damages or compensation awarded for a partial or total taking, including any sums compensating Tenant for diminution in the value of or deprivation of its leasehold estate, shall be the sole and exclusive property of Landlord, except that Tenant will be entitled to any awards intended to compensate Tenant for expenses of locating and moving Tenant’s operations to a new space.

ARTICLE XIX. DEFAULT OF TENANT

SECTION 19.01 DEFAULT - RIGHT TO RE-ENTER. In the event of any failure of Tenant to pay any rental due hereunder within ten (10) days after written notice that the same is past due shall have been mailed to Tenant, or any failure by Tenant to perform any other of the terms, conditions or covenants required of Tenant by this Lease within thirty (30) days after written notice of such default shall have been mailed to Tenant, or if Tenant shall abandon said Premises, or permit this Lease to be taken under any writ of execution, then Landlord, besides other rights or remedies it may have, shall have the right to declare this Lease terminated and shall have the immediate right of re-entry and may remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, without evidence of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. Tenant hereby waives all compensation for the forfeiture of the term or its loss of possession of the Premises in the event of the forfeiture of this Lease as provided for above. Any notice that Landlord may desire or is required to give Tenant with reference to the foregoing provision may, in lieu of mailing, at the option of Landlord, be conspicuously posted for ten (10) consecutive days at the main entrance to or in front of the Premises, and such notice shall constitute a good, sufficient, and lawful notice for the purpose of declaring a forfeiture of this Lease and for terminating all of the rights of the Tenant hereunder.

SECTION 19.02 DEFAULT - RIGHT TO RE-LET. Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises, and may relet said Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Upon each such reletting, all rentals received by Landlord from such reletting shall be applied first to the payment of any costs and expenses of such reletting, including brokerage fees and attorney’s fees and costs of such alterations and repairs; second, to the payment of rent or other unpaid obligations due hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the, same may become due and payable hereunder. If such rental received from such reletting during any month be less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of said Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court or competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time elect to terminate this Lease for such previous default. Should Landlord at any time terminate this Lease for any default, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such default, including the cost of recovering the Premises, reasonable attorney’s fees, and including the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable.

SECTION 19.03 LEGAL EXPENSES. In case of default by either party in the performance and obligations under this Lease, the defaulting party shall pay all costs incurred in enforcing this Lease, or any right arising out of such default, whether by suit or otherwise, including a reasonable attorney’s fee.

ARTICLE XX. BANKRUPTCY, INSOLVENCY.OR RECEIVERSHIP

SECTION 20.01 ACT OF INSOLVENCY, GUARDIANSHIP, ETC. The following shall constitute a default of this Lease by the Tenant for which Landlord, at Landlord’s option, may immediately terminate this Lease.

(a) The appointment of a receiver to take possession of all or substantially all of the assets of the Tenant.

(b) A general assignment by the Tenant of his assets for the benefit of creditors.

(c) Any action taken or suffered by or against the Tenant under any federal or state insolvency or bankruptcy act. In the event of an involuntary petition filed against Tenant, Tenant shall be permitted sixty (60) days to seek a dismissal before such filing shall constitute a default.

(d) The appointment of a guardian, conservator, trustee, or other similar officer to take charge of all or any substantial part of the Tenant’s property.

Neither this Lease, nor any interest therein nor any estate thereby created shall pass to any trustee, guardian, receiver or assignee for the benefit of creditors or otherwise by operation of law.

ARTICLE XXI. LANDLORD ACCESS

SECTION 21.01 LANDLORD ACCESS. Landlord or Landlord’s agent shall have the right to enter the Premises at all reasonable times to examine the same, or to show them to prospective purchasers or lessees of the Building, or to make all repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon said Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and rent shall not abate while said repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. During the ninety days prior to the expiration of the Rental Term of this Lease or any renewal term, Landlord may exhibit the Premises to prospective tenants and place upon the Premises the usual notices “To Let” or “For Rent” which notices Tenant shall permit to remain thereon without molestation.

ARTICLE XXII. LANDLORD’S LIEN

SECTION 22.01 LANDLORD’S LIEN. Tenant hereby grants to Landlord a lien upon the improvements, trade fixtures and furnishings of Tenant to secure full and faithful performance of all of the terms of this Lease.

ARTICLE XXIII. HOLDING OVER.

SECTION 23.01 HOLDING OVER. Any holding over after the expiration of the Rental Term hereof shall be construed to be a tenancy at sufferance and all provisions of this Lease Agreement shall be and remain in effect except that the monthly rental shall be double the amount of rent (including any adjustments as provided herein) payable for the last full calendar month of the Rental Term including renewals or extensions.

SECTION 23.02 SUCCESSORS. All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties; and if there shall be more than one tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing.

ARTICLE XXIV. RULES AND REGULATIONS

SECTION 24.01 RULES AND REGULATIONS. Tenant shall comply with all reasonable rules and regulations which are now or which may be hereafter prescribed by the Landlord and posted in or about said Premises or otherwise brought to the notice of the Tenant, both with regard to the project as a whole and to the Premises including common facilities.

ARTICLE XXV. QUIET ENJOYMENT

SECTION 25.01 QUIET ENJOYMENT. Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under the Landlord, subject, nevertheless, to the terms and conditions of this Lease and actions resulting from future eminent domain proceedings and casualty losses.

ARTICLE XXVI. SECURITY DEPOSIT

SECTION 26.01 SECURITY DEPOSIT. The Landlord herewith acknowledges receipt of the amount set forth in Section 1.01 (U) which it is to retain as security for the faithful performance of all the covenants, conditions and agreements of this Lease, but in no event shall the Landlord be obliged to apply the same upon rents or other charges in arrears or upon damages for the Tenant’s failure to perform the said covenants, conditions and agreements; the Landlord may so apply the Security Deposit, at its option; and the Landlord’s right to the possession of the Leased Premises for non-payment of rents or for other reasons shall not in any event be affected by reason of the fact that the Landlord holds this Security Deposit. The said sum, if not applied toward the payment of rents in arrears or toward the payment of damages suffered by the Landlord by reason of the Tenant’s breach of the covenants, conditions and agreements of this Lease, is to be returned to Tenant without interest when this Lease is terminated, according to these terms, and in no event is the said Security Deposit to be returned until Tenant has vacated the Leased Premises and delivered possession to the Landlord.

In the event that the Landlord repossesses Leased Premises because of the Tenant’s default or because of the Tenant’s failure to carry out the covenants, conditions and agreements of this Lease, Landlord may apply the said Security Deposit toward damages as may be suffered or shall accrue thereafter by reason of the Tenant’s default or breach. In the event of bankruptcy or other debtor-creditor proceedings against Tenant as specified in Article XX, the Security Deposit shall be deemed to be applied first to the payment of Rents and other charges due Landlord for the earliest possible periods prior to the filing of such proceedings. The Landlord shall not be obliged to keep the said Security Deposit as a separate fund, but may mix the same with its own funds.

ARTICLE XXVII. MISCELLANEOUS PROVISIONS

SECTION 27.01 WAIVER. No failure on the part of Landlord to enforce any covenant or provision of this Lease shall discharge or invalidate such covenant or provision or affect the right of Landlord to enforce the same in the event of any subsequent breach. One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant or condition and the consent to or approval of any subsequent similar act by Tenant. No breach of a covenant or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord.

SECTION 27.02 ENTIRE AGREEMENT. This Lease constitutes the entire Agreement and. understanding between the parties hereto and supersedes all prior discussions, understandings and agreements. This Lease may not be altered or amended except by a subsequent written agreement executed by all parties.

SECTION 27.03 FORCE MAJEURE. Any failure to perform or delay in performance by either party of any obligation under this Lease, other than Tenant’s obligation to pay rent, shall be excused if such failure or delay is caused by any strike, lockout, governmental restriction or any similar cause beyond the control of the party so falling to perform, to the extent and for the period that such continues.

SECTION 27.04 LOSS AND DAMAGE. The Landlord shall not be responsible or liable to the Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying all or any part of the premises adjacent to or connected with the Premises or any part of the building of which the Premises are a part, or for any loss or damage resulting to the Tenant or his property from bursting, stoppage or leaking of water, gas sewer or steam pipes or for any damage or loss of property within the Premises from any cause whatsoever.

SECTION 27.05 ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the amount owing hereunder shall be deemed to be other than on account of the earliest stipulated amount receivable from Tenant, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or receivable or pursue any other remedy available under this Lease or the law of the state where the Premises are located.

SECTION 27.06 NO OPTION. The submission of this Lease for examination does not constitute a reservation of or option for the Premises and this Lease becomes effective as a lease only upon full execution and delivery thereof by Landlord and Tenant.

SECTION 27.07 ANTI-DISCRIMINATION. Tenant herein covenants by and for itself, its heirs, executors, administrators and assigns and all persons claiming under or through it, and this Lease is made and accepted upon and subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons on account of race, sex, marital status, color, creed, national origin or ancestry, in the leasing, subleasing, assigning, use, occupancy, tenure or enjoyment of the Premises, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, or subtenants in the Premises.

SECTION 27.08 SEVERABILITY. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

SECTION 27.09 OTHER MISCELLANEOUS PROVISIONS. This instrument shall not be recorded without the prior written consent of Landlord; however, upon the request of either party hereto, the other party shall join in the execution of a memorandum or “short form” lease for recording purposes which memorandum shall describe the parties, the Premises, the Rental Term and shall incorporate this Lease by reference, and may include other special provisions. The captions which precede the Sections of this Lease are for convenience only and shall in no way affect the manner in which any provisions hereof is construed. In the event there is more than one Tenant hereunder, the liability of each shall be joint and several. This instrument shall be governed by and construed in accordance with the laws of the State wherein the Premises are located. Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural when the sense requires. Time is of the essence of this Lease and every term, covenant and condition herein contained.

SECTION 27.10 REPRESENTATION REGARDING AUTHORITY. The persons who have executed this Agreement represent and warrant that they are duly authorized to execute this Agreement in their individual or representative capacity as indicated.

ARTICLE XXVIII. ADDITIONAL PROVISIONS

SECTION 28.01 RIGHT OF FIRST REFUSAL. Tenant shall have the first right to lease any additional contiguous space on the third floor of the building in accordance with the terms and conditions set forth in Section 28.01 herein. Landlord shall give Tenant written notice of its intent to lease other contiguous space on said third floor, together with the lease terms therefor, and thereafter Tenant shall have five (5) business days after receipt of such notice to elect in writing whether or not to lease the additional space on the terms stated in Landlord’s notice. Failure of Tenant to give written notice accepting or rejecting Landlord’s proposal as set forth above shall be deemed a waiver by Tenant of its first right to lease.

If Tenant does not elect to lease the additional space and Landlord fails to enter into a lease with another tenant within one hundred twenty (120) days from the date of said Landlord notice, then Tenant shall have a reinstated first right to lease the subject space in accordance with the above process.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.

SIGNATURES:

LANDLORD

PARADIGM RESOURCES, L.C., a Utah limited liability company

By:	/s/ W. Richards Woodbury
W. Richards Woodbury, Manager

By:	/s/ Don R. Brown
Don R. Brown, Manager

TENANT

AMEDICA CORPORATION, a Delaware corporation

By:	/s/ Ashok Khandkar
Its:	President and CEO

By:

Its:

LANDLORD ACKNOWLEDGMENT

STATE OF UTAH	)
ss
COUNTY OF SALT LAKE	)

On this 25th day of March, 2004, before me personally appeared W. RICHARDS WOODBURY and DON R. BROWN to me personally known, who being by me duly sworn did each for himself say that he is a Manager of that certain limited liability company known as PARADIGM RESOURCES, L.C., and that the within instrument was executed on behalf of said company by authority granted in said companies operating agreement.

/s/ Julie Wismar
Notary Public

TENANT ACKNOWLEDGMENT

(Corporate)

STATE OF UTAH	)
ss
COUNTY OF SALT LAKE	)

On this 22nd day of March, 2005, before me personally appeared Ashok Khandkar, and                                 , known to me to be the President and CEO of AMEDICA CORPORATION, a Delaware “S” corporation, a corporation that executed the within instrument, known to me to be the persons who executed the within instrument on behalf of the corporate therein named, and acknowledged to me that such corporation executed the within instrument pursuant to its bylaws or a resolution of its board of directors.

/s/ Rachell A. Blessing
Notary Public

EXHIBIT “B”

LEGAL DESCRIPTION

Beginning at a point on the northwesterly right-of-way line of Chipeta Way said point being South 44º00’00” West along the monument line 546.107 feet and North 46º00’00” East 52.00 feet from a Salt Lake City monument located at the P.T. of Chipeta Way and running thence South 44°00’00” West along said northwesterly right-of-way line 43.261 feet to a point of curvature; thence along the arc of a 660.000 foot radius curve to the right and said northwesterly right-of-way line; through a central angle of 24º00’07”, 276.484 feet to a point of compound curvature; thence along the arc of a 45.000 foot radius curve to the right, through a central angle of 81º21’51”, 63.903 feet to a point of reverse curvature, said point also being on the northeasterly right-of-way line of Arapeen Drive; thence along the arc of a 600.575 foot radius curve to the left, through a central angle of 18°21’58”, 192.515 feet to a point of tangency; thence North 49°00’00” West along said northeasterly right-of-way line 484.077 feet; thence North 41 º 00’00” East 300.000 feet; thence South 49°00’00” East 800.892 feet to the point of beginning.

EXHIBIT “C”

LANDLORD’S WORK

(Previously Occupied Space)

Notwithstanding anything contained in the foregoing Lease to the contrary, Tenant accepts the Premises in an “as is” condition. All references to Exhibit “C” and/or Landlord’s Work contained in this Lease shall be deemed to mean the condition of the Leased Premises on the date this Lease was executed.

In addition, Landlord agrees to make the modifications to the premises as shown on the attached floor plan, Exhibit A-1. Final plans and construction costs shall be mutually agreed upon by Landlord and Tenant prior to commencement of construction. Landlord shall contribute $8.00 per rentable square foot towards the cost of the modifications shown. If the costs exceed $8.00 per rentable square foot, then Tenant shall pay the overage costs. If the costs do not exceed $8.00 per rentable square foot, then the difference will be retained as a credit toward future remodeling.

EXHIBIT “D”

TENANT’S WORK

It is believed that little, if any, Tenant remodeling is contemplated. If Tenant at any time desires to alter building construction, such work will be performed at Tenant’s sole cost subject to prior written approval of Landlord. Any such construction work by Tenant shall be done in accordance with the requirements of this Exhibit “D”. Except as specifically described in Exhibit “C” of this Lease, the Tenant is responsible for the final design and construction of all modifications to interior improvements within its premises including all architectural, plumbing, mechanical, electrical, finishes, and furnishings necessary to place the premises in a complete and occupiable condition in accordance with the requirements and specifications described herein. Where two types of materials, structures, or installations are indicated, the option will be the Tenant’s.

A.	PLANS AND SPECIFICATIONS

To be prepared in accordance with the criteria and procedures outlined in Exhibit “C” of this Lease. Notwithstanding anything to the contrary elsewhere in the Lease, Tenant shall pay the costs of all plan preparation and construction documents describing Tenant’s desired modifications to the Leased Premises. Landlord’s mechanical and electrical engineers shall be utilized to perform all final construction documents describing plumbing, HVAC, and electrical installations required.

B.	LANDLORD’S WORK WITHIN THE PREMISES (PAID FOR BY TENANT)

1.	Purchases by Landlord: Landlord reserves the right to provide certain materials and/or improvements on behalf of Tenant where deemed prudent by Landlord. Wherever materials and/or improvements are provided by Landlord, Tenant will be charged at Landlord’s actual cost thereof, but may include markup for a ratable share of General Conditions and contractor overhead and fee plus five (5%) percent for Landlord’s overhead.

2.	Scope: Such items of work may include but is not limited to the following:

a.	Rest Rooms: To be constructed as described an Exhibit “C” of this Lease including all fixtures and finishes.

b.	Entrance Door Card Access: At the election of Tenant, provide card access pad, magnetic lock or electric strike and installation of electronic controls compatible with main building system.

c.	Doors: To facilitate timely completion for doors that have special sizes or finishes.

d.	VAV Boxes: Provide branch takeoff, hot water piping, and box including electrical connection where deemed prudent.

e.	Temperature Control: Provide controls compatible with building system including installation and programming.

f.	Power Meters: Provide sub-meters compatible with building electrical system including installation.

3.	Tenant Space Layout and Design: Landlord’s architect may prepare plans and specifications for Tenant’s desired modifications only if requested by Tenant. Rate to be 75 cents per sq. ft. Final electrical and mechanical engineering to be provided at a competitive rate based on the scope and complexity of the installation required.

C.	GENERAL SCOPE AND MINIMUM DESIGN CRITERIA FOR TENANT WORK (to extend not currently existing)

1.	General Conditions: Provide all general conditions pertaining to Tenant Work.

2.	Drywall Construction: All drywall surfaces shall be prepared for a smooth painted finish except where not exposed.

a.	Perimeter, Demising and Area Separation Walls: Install 5/8” Type X sheetrock extending from floor to window sill and from window head to the underside of deck above, or where no windows exist from floor to underside of deck. Fire tape as required to achieve a 1-hour rating and install rock-wool, other acceptable insulation, or otherwise fill voids between top of wall and deck flutes on all rated assemblies. Provide 2 layers of 5/8” sheetrock on area separation wall to achieve 2-hour rated assembly. Make allowance for deflection at top track.

b.	Interior Partitions: Conference rooms, server rooms, and other designated walls to be constructed of 3-5/8” metal studs at 24” o.c., with sound insulation and 5/8” sheetrock on both sides extending full height. Provide fire rated partition assemblies where required by code. Partitions dividing other Tenant rooms shall be similarly constructed except that no sound insulation will be installed and partitions shall extend to approximately 6” above the finished ceiling height. Ceiling height is generally at 9’0”. In laboratory or other wet areas use water resistant sheetrock. All sheetrock shall be taped, sanded and ready for wall finishes.

c.	Columns: All perimeter and interior columns except tube columns not engaging any partition wall shall be furred out with metal studs and 5/8” gypsum board to 6” above finished ceiling. Sheetrock shall be taped, sanded and ready for finishes.

d.	Ceilings: Restroom, janitor’s room, or other areas designated by Tenant’s space planner may have suspended sheetrock on metal tracks, taped and finished, ready for paint. Storage, equipment, or other-special purpose rooms may be left exposed to the structure where approved by Landlord.

3.	Doors, Frames & Hardware: Tenant interior doors, frames and hardware shall be consistent with existing construction and as follows:

a.	Doors: All doors shall be 3’0” x 7’0” solid core, clear maple with plain sliced veneers, or plastic laminate clad to match; pre-machined for hardware. Provide UL fire rating labels as required.

b.	Frames: All frames abutting common areas and corridors shall be 8’0” height of welded hollow metal construction painted on the exterior side to match Landlord’s, area finish. Other frames may be three piece metal construction, be pre-finished with snap on covers (Timely), or may be sold maple with clear finish matching doors at Tenant’s option. Painted pine frames and casings prohibited. Provide UL fire rating labels as required.

c.	Hardware: Provide a complete assembly of hardware for each door, including locksets with lever handles, 1-1/2 pair hinges, and door stops. Provide door closers where required by code. Hardware shall be commercial grade, have a clear aluminum (26D) finish, and meet the requirements of the ADA, where applicable. Keying shall be coordinated with Landlord and Landlord’s existing building security/lock system.

d.	Doors with Sidelights: Frames used in conjunction with doors with sidelights to be fully welded hollow metal. Openings to match standard details and to extend from floor to height of door with intermediate, horizontal divider at 30”. Provide clear tempered glass. Where wire-glass is required by code, use type with square vertical and horizontal pattern.

4.	Wall Finishes: All interior sheetrock walls shall receive a standard three coat paint application. Colors to be at Tenant’s option except in front reception areas. Vinyl wall covering must be provided in front reception areas. Vinyl wall covering or wood paneling of Tenant’s choice and option may be utilized elsewhere in lieu of paint. In laboratory or other wet areas use epoxy paint, FRP board or other water resistant finish.

5.	Floor Finishes: Provide not less than 26 oz. level-loop carpet directly glued to floor throughout the Premises or other floor coverings as may be designated by Tenant’s space planner. Equipment rooms, file rooms, or other areas designated by Tenant’s space planner to have vinyl composition tile or static resistive tile. Laboratory areas subject to water or chemical spillage shall utilize chemical resistant and water tight materials and application methods. Colors and styles at Tenant’s option.

6.	Wall Base: To be 4” high, sewn edged carpet, straight or coved. vinyl base, wood or tile to be provided throughout. Color at Tenant’s option.

7.	Ceiling Finishes: To be a factory finished, 1” wide suspended, metal grid system with 2’0” x 4’0” regular edge and standard fissure finish, with a minimum STC rating of 65. Suspended gypboard or open ceilings may be utilized in special purpose rooms where requested by Tenant’s space planner. Ceilings shall generally be constructed at 9’0” above finished floor except where Tenant’s equipment or other structural elements dictate otherwise.

8.	Millwork: Provide plastic laminate counter-top with 4” back-splash and base cabinets in breakrooms and other areas as determined by Tenant. Utilize chemical resistant or other special laminates and finishes where necessary. Wood casings, chair rails, ceiling coves, and/or base matching color and finish of wood doors may be used around doors and windows or in other locations where determined by Tenant. Other millwork or shelving may be provided as desired.

9.	Window Coverings: To be 3” vertical shades of a uniform type and color as dictated by Landlord’s architect on all exterior windows. Coverings on interior windows are at Tenant’s option.

10.	Restrooms: Tenant may install additional restrooms, showers, or other special facilities requiring plumbing connections to the extent desired at Tenant’s sole cost and expense.

11.	Breakroom: Breakroom construction shall generally include plastic laminate clad, base cabinets, countertops, and wall cabinets of the length determined necessary by Tenant, with a two compartment sink, in-line electric water heater, and special electrical outlets for refrigerator, dishwasher, and microwave oven or other appliances.

12.	Plumbing: Provide all culinary and hot water systems, equipment, fixtures, and distribution; sanitary sewer lines, indirect waste lines, grease and chemical separators; and other special plumbing systems for distilled water, compressed air, special chemicals or gases, and natural gas as may be required. Provide equipment and storage rooms within the premises for chemicals and gases. Make connections to main water and sewer lines within the premises and extend to necessary locations as required. Make connection to natural gas, if required, at building main metering center, provide separate meter, and extend in concealed spaces to premises as required. All water pipe to be heavy-walled type K copper. All waste piping to be no-hub cast iron.

13.	HVAC: Provide additional VAV boxes, associated water piping, and controls as required to augment that provided by Landlord, if necessary. All secondary supply and return air distribution from all VAV boxes and return air collection ducts, including all diffusers, registers, dampers, outlets, and grilles shall be provided. Make connections to existing systems. Provide final control wiring, balancing, and start-up, etc. utilizing materials and systems matching those provided elsewhere in the facility by Landlord.

a.	Zones: The mechanical engineering design shall incorporate perimeter and interior zones, based upon solar exposure, and individual zones for spaces with special heating or air conditioning demands, such as Computer Room; Main Server Room; IDF Rooms; and all conference Rooms and Vendateria.

b.	Controls: All temperature sensors and smoke detectors shall be interconnected with Landlord’s energy management and monitoring system. Each zone shall be equipped with thermostatic control boxes adjustable within preset limits for individual comfort. Type shall match those utilized elsewhere in the building and each control shall be equipped with an override switch for HVAC operation and a separate override switch for ceiling lights. Override switches may be keyed at Tenant’s option.

c.	Special Purpose Rooms: Such rooms requiring 24 hour cooling or which contain extraordinary loads must be equipped with independent cooling equipment that is self-contained to the extent possible. Remote condensers, if required, shall be located within ceiling plenums or mechanical penthouses determined by Landlord (but not on rooftops). All such equipment shall be connected to Tenant’s power panel and circuited through Tenant’s power submeter. Landlord reserves the right to assess a power consumption surcharge to Tenant based on the load requirement and demand factor associated with any such special purpose equipment.

d.	Ductwork: All supply ductwork to be metal with 1” wrap insulation and/or insulated duct liner. Branch takeoffs from supply air mains to be a minimum of 5’0” in length. Flexible ductwork may be utilized for drops but shall not exceed 10’0” in length. Provide balancing dampers as necessary. All bends to have turning vanes.

e.	Exhaust Systems: Exhaust fans in conference rooms and breakrooms shall be extended to main supply lines. Exhaust duct from equipment hoods etc. to be connected to main exhaust shafts and all required balancing and smoke/fire dampers and controls provided. Utilize Teflon lined or other special duct where good engineering practice may dictate.

14.	Fire Sprinklers: Tenant is responsible for the relocation or addition of any fire sprinkler heads and drops including the adjustment of the height of any sprinkler heads provided by Landlord to the extent required in order to maintain a design in conformance with NFPA #13 and other applicable codes and requirements of Landlord’s insurance carrier. All heads and escutcheons shall match the type and color provided elsewhere in the facility. Tenant to provide special chemical sprinkler systems where operations dictate.

15.	Electrical: Provide overhead lighting, special lighting, emergency lighting, switches, duplex outlets, horns, strobes, phone outlets, alarm systems, and other electrical devices as required by codes. Work shall include all circuitry, wiring„ conduits, raceways, disconnects and breakers, and termination devices extending from panels in electrical rooms on each floor to equipment and fixtures provided.

a.	Conduit and Wiring: Wire to be copper, minimum #12 THW and enclosed in minimum 1/2” rigid steel conduit. All conduit and wiring to be concealed in walls or ceiling plenums above. MC cabling and wiring or flexible conduit may only be utilized where specifically approved by Landlord. Low voltage, telephone and data wiring shall be plenum rated of the size and type required for the specific application. Category V wire to be provided for all data cabling.

b.	Power Distribution in Fixed Walls:

1)	Light switches and outlets to be white colored, 20 amp devices or of any other matching type specifically required.

2)	Provide duplex outlets where required or indicated by Tenant’s space planner. Outlets for computerized equipment to be on isolated ground circuits. GFI receptacles to be provided in breakrooms and other areas adjacent to water sources.

3)	Provide box and conduit extending to ceiling plenum above for required data or telephone outlets.

c.	Work Station Distribution Systems: Provide in-slab and/or overhead electrical power distribution systems to power poles or other designated location to connect to and deliver services to each work station.

1)	In-slab distribution shall consist of empty conduit and floor junction boxes or a pre-manufactured ducted system. Overhead distribution shall consist of a grid of empty conduit and junction boxes mounted to the structure above. These distribution systems, combined, shall be of sufficient size, spacing and density to serve the initial work stations as well as to provide flexibility for future work station reconfigurations.

2)	Cable trays are recommended for data and telecommunication distribution. If not provided, such wiring should be bundled together and hung from the structure in a uniform and well organized manner and shall not be laid loosely in a random alignment on top of ceiling systems. All wiring terminations and equipment to be provided, installed, and paid for by Tenant.

3)	Perimeter furred walls, interior partitions and furred columns shall be used to extend conduit feeds and conductors from the overhead grid system to Tenant’s work station wire management raceways. Dropped cables not enclosed in walls or power poles are prohibited.

d.	Interior Lighting: General office areas and conference rooms to have 2’0”x 4’0”, 18-cell deep parabolic light fixtures with T-8 lamps and electronic ballasts. Exit lights to have clear aluminum finish and LED type lettering. Provide recessed fluorescent can lights or other special fixtures as desired. Utility rooms, breakrooms, and storage rooms may be furnished with lay-in fixtures with acrylic lenses or surface mounted, acrylic wrapped fluorescent fixtures. Provide exit, life-safety and emergency lighting and circuits and connect to emergency panels as required to meet applicable codes.

e.	Fire Alarm: Tenant shall provide a fire alarm system throughout the premises as required by codes including but not limited to local annunciators, strobes, manual pull stations, smoke detectors, controls at dampers and emergency lighting. All devices must match those used elsewhere in the facility must be interconnected with Landlord’s master alarm control panel.

f.	Security: Building security shall consist of rough-in for electrically operated card access devices located at each building main entrance. At Tenant’s option main entrance doors may also be provided with a card access lock control mechanism connected with Landlord’s building system. All materials must match those used elsewhere within the facility. Additional security systems may be provided by the Tenant at Tenant’s option.

g.	Telephone & Data: Overhead telephone and data distribution systems shall be provided as indicated above. All other work associated with telecommunications and data services shall be provided, installed, and paid for by Tenant. On-site fiber optic may be utilized by Tenant at Tenant’s option. Tenant responsible for contracting with a local telephone dial-tone provider.

h.	Un-interrupted Power Supply: Provide all panels, circuitry, wiring, batteries, switching devices and other items required to provide an un-interrupted power source.

i.	Emergency Generator: Make connection to emergency panels provided by Landlord. Pay any additional costs to augment or enlarge existing system or for extraordinary use and equipment as described in Exhibit “C”

j.	Power Meters: Provide all sub-meters on 120/208 volt power and 277 volt power circuits. Consumption may be measured by means of a sub-meter placed around all power circuits used by a Tenant.

16.	Seismic Bracing: All fixtures, equipment, suspended ceiling systems, other equipment, and piping supported from the structure above shall be seismically braced in accordance with local codes and good engineering design.

17.	Other: Any work that is otherwise required to place the Premises in a finished occupiable condition shall be provided by Tenant in accordance with plans and specifications approved in advance by Landlord’s architect.

18.	Signage: Suite identification signs and signage within the Leased Premises. Exterior signs are not permitted.

19.	Special Millwork: Reception counters and other special purpose work stations, counters, and cabinetry.

20.	Furniture Systems: Landscape office furniture, shelving, desks, and other associated accessories, tables, chairs, couches, artwork, planters and plants, and other furnishings.

21.	Equipment: Office equipment, copy machines, faxes, computers, servers, telephone equipment, switch boards, handsets, sound systems, security equipment, safes, audio visual equipment, etc.

22.	Other Specialties: Chalk boards, white boards, tack boards, projection screens, movable or operable wall systems, postal accessories, etc.

EXHIBIT “E”

PERSONAL PROPERTY AND EQUIPMENT

Office 1	A cubicle, overhang cupboards and 2 white boards
Office 2	2 cubicles and 2 white boards
Office 3	2 cubicles and 2 white boards
Office 4	2 cubicles, large two draw file cabinet and 2 white boards
Office 5	Half a cubicle and 1 white board
Office 6	Half a cubicle and 1 white board

Tissue culture rooms:

Tissue Culture 1	Work Bench with Sink, 5 work benches with cabinets, ceiling curtain and shelves

Tissue Culture 2	2 work benches with cabinets

Flow Room	Work Bench with sink, 2 work benches with cabinets and shelves

Chemical Room	work bench and shelves

Open Area:

1 Fume Hood

1 Eye Wash

6 long work benches:

3 sinks

5 cabinets

5 X 6 X 3 Shelving unit

6 half cubicles

9 Short work benches:

2 X 9 X 3 shelving unit

9 half cubicles